Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

June 10, 2011

Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056

Gentlemen:

As independent petroleum consultants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Magnum Hunter Resources Corporation and any amendment thereof, and in the related prospectus, of information relating to our report setting forth the estimates of the oil and gas reserves and revenues from the oil and gas reserves of Magnum Hunter Resources Corporation as of December 31, 2010.  We also consent to the references to our firm contained in this Registration Statement and in the related Prospectus, including under the caption “Experts”.

Very truly yours, W. Todd Brooker, P.E Vice President Cawley Gillespie & Associates, Inc. Texas Registered Engineering Firm (F-693)